Exhibit 99.2

Selected Financial Data (in thousands except number of employees)	6/30/2023	3/31/2023	6/30/2022	Commentary
Scheduled CD maturities for subsequent quarter	$152,562	$156,886	$196,280
Average rate scheduled CD maturities for subsequent quarter	3.00%	2.38%	0.62%
Loan rate (excludes fees), Qtr-End	7.99%	7.91%	4.45%
Cost of total deposits, Qtr-End	2.76%	2.31%	0.22%
Cost of interest-bearing DDAs, Qtr-End	3.62%	3.12%	0.31%
Cost of interest-bearing deposits, Qtr-End	3.60%	3.08%	0.37%
Noninterest bearing DDA balances, Qtr-End	$2,855,102	$2,898,736	$4,686,511
Reserve for unfunded commitments, Qtr-End	$575	$575	$1,600
Credit card spend QTD	$277,822	$259,592	$263,888
Credit card net income QTD	$2,406	$1,689	$2,672
Merchant services fees QTD	$581	$455	$471
Mortgage banking income QTD	$696	$442	$614
FDIC insurance QTD	$2,000	$1,275	$960
Write down tax credit investment QTD	$2,384	$2,716	$2,499	The write down of our tax credit investment increased non-interest expenses by $2.4 million during the 2nd quarter 2023, but was offset by an income tax reduction of $3.8 million.
Salaries & employee benefits QTD	$18,795	$19,066	$20,734
Other operating expense	$6,224	$6,702	$7,253
Third party processing and other services QTD	$6,198	$7,284	$6,345	FRB service charges related to correspondent bank settlement activities decreased $900,000 quarter/quarter.
Equipment and occupancy expense QTD	$3,421	$3,435	$2,983
Business meals QTD	$54	$532	$293
Earnings retention YTD	73%	74%	79%
Number of employees	583	581	550
QTD tax rate	17.38%	18.07%	18.83%
YTD tax rate	17.74%	18.07%	18.89%